Exhibit 99.1

AdvancePierre Foods Announces

First Quarter 2017 Financial Results

Net Income of $28 million; Adjusted Net Income of $24 million; Adjusted EBITDA of $76 million

CINCINNATI – May 10, 2017 – AdvancePierre Foods Holdings, Inc. (NYSE: APFH) (“AdvancePierre” or the “Company”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today reported financial results for the first quarter ended April 1, 2017.

First Quarter Highlights

•	GAAP net income of $28.2 million, or $0.36 per diluted share, and Adjusted Net Income[1] of $24.3 million, or $0.31 per diluted share.

•	Net sales of $402.7 million included organic core volume growth[2] of 0.5%.

•	Adjusted EBITDA[1] of $75.8 million.

•	Quarterly dividend of $12.7 million, or $0.16 per share in the first quarter.

1See “About Non-GAAP Financial Measures”

2“Organic core volume growth” refers to the period-to-period change in volume generated by the Company’s three core segments, excluding volume from acquisitions and the industrial segment.

Consolidated Financial Results

Net sales for the first quarter of 2017 were $402.7 million compared to $394.5 million for the first quarter of 2016. The increase was primarily attributable to volume from the acquisition of Allied Specialty Foods (“Allied”) during the fourth quarter of 2016, and organic volume growth, partially offset by strategic price and trade spending investments which reduced net sales to reflect lower raw material costs.

Gross profit for the first quarter of 2017 increased by $7.3 million to $107.5 million, or 26.7% of net sales, compared to $100.2 million, or 25.4% of net sales, for the first quarter of 2016, reflecting an increase of 130 basis points of margin. Gross profit increased primarily due to productivity improvements, positive price realization (net of raw material cost movements), and contributions from the Allied acquisition and organic volume growth.

Selling, general and administrative expenses for the first quarter of 2017 were $53.4 million, or 13.3% of net sales, compared to $54.4 million, or 13.8% of net sales for the first quarter of 2016.

Interest expense for the first quarter of 2017 was $13.9 million, a decrease of $11.9 million compared to $25.8 million for the first quarter of 2016. The decrease was primarily from lower rates due to the fiscal year 2016 refinancing activities and lower borrowings.

Income tax provision was $18.5 million for the first quarter of 2017 reflecting a 39.7% effective tax rate, as compared to an income tax provision of $1.4 million for the first quarter of 2016.

AdvancePierre’s reported GAAP net income was $28.2 million, or $0.36 per diluted share, for the first quarter of 2017, compared to $16.6 million, or $0.25 per diluted share, for the first quarter of 2016. Adjusted Net Income for the first quarter of 2017 was $24.3 million, or $0.31 per diluted share compared to $23.0 million, or $0.34 per diluted share, for the first quarter of 2016. For the first quarter of 2017, Adjusted EBITDA increased 10.2% to $75.8 million from $68.8 million for the first quarter of 2016.

Segment Financial Results

Foodservice

Net sales for the Foodservice segment increased 0.6% to $217.4 million in the first quarter of 2017, compared to $216.0 million for the first quarter of 2016, reflecting acquired revenue (5.2%) and organic volume growth (0.5%), partially offset by a reduction in average sales price (4.3%) and unfavorable mix (0.8%).

Operating income for the segment improved 9.5% reflecting productivity improvements and positive price realization (net of raw material movements), as well as income from acquisition volume, partially offset by mix in schools and chains business channels.

Retail

Net sales for the Retail segment increased 1.5% to $107.5 million in the first quarter of 2017, compared to $105.9 million for the first quarter of 2016, reflecting favorable mix (0.5%), increased organic volume (0.3%), acquired volume (0.1%), and an increase in net pricing (0.6%). The increase in volume was primarily due to expanded distribution in traditional grocery highlighted by continued growth in the stuffed entrées category, and value channels.

Operating income for the Retail segment increased 20.6% to $11.0 million in the first quarter of 2017, compared to $9.1 million for the first quarter of 2016, primarily as a result of higher sales volume, positive business mix, and productivity improvements.

Convenience

Net sales for the Convenience segment increased 1.5% to $53.8 million in the first quarter of 2017, compared to $53.0 million for the first quarter of 2016 reflecting favorable mix (1.5%), organic volume growth (0.8%), acquired volume (0.5%), partially offset by a reduction in net pricing (1.3%).

Operating income for the Convenience segment increased 15.1% to $10.1 million in the first quarter of 2017, compared to $8.8 million for the first quarter of 2016, reflecting higher sales volume, productivity improvements and positive price realization (net of raw materials movements), partially offset by other input cost movements.

Industrial

Net sales for the Industrial segment increased 22.7% to $24.0 million in the first quarter of 2017, compared to $19.5 million for the first quarter of 2016, reflecting the benefit of acquired volume (12.3%), higher organic volume (6.1%), and favorable mix (6.1%), partially offset by a reduction in net pricing (1.8%).

Operating income for the Industrial segment increased to $1.7 million in the first quarter of 2017 from $0.5 million for the first quarter of 2016, primarily as a result of increased acquired volume.

Unallocated Corporate Expenses

Unallocated corporate expenses decreased to $3.1 million in the first quarter of 2017 from $12.0 million for the first quarter of 2016. The $8.9 million reduction was driven by a $6.6 million credit adjustment relating to the earn-out that was recorded in connection with the Landshire acquisition, and a $5.4 million reduction in expenses related to sponsor fees and public filing. This was partially offset by a $2.4 million increase in non-cash stock based compensation expense.

About Non-GAAP Financial Measures

“Adjusted Net Income”, “Adjusted Diluted Net Income per Share,” “EBITDA”, and “Adjusted EBITDA” are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts that are different from the most directly comparable measure calculated and presented in accordance with GAAP in AdvancePierre’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

AdvancePierre presents Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA as performance measures because it believes these measures facilitate a comparison of its operating performance on a consistent basis from period-to-period and provide for a more complete understanding of factors and trends affecting its business than measures under GAAP can provide alone. AdvancePierre also believes these non-GAAP financial measures are useful tools because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to AdvancePierre’s. However, AdvancePierre’s definition of these non-GAAP financial measures may not be the same as similarly titled measures used by other companies.

AdvancePierre also believes that Adjusted EBITDA is useful to investors in evaluating its operating performance because it provides a means to evaluate the operating performance of its business on an ongoing basis using criteria that management uses for evaluation and planning purposes. Because Adjusted EBITDA facilitates internal comparisons of AdvancePierre’s historical financial position and operating performance on a more consistent basis, management also uses Adjusted EBITDA in measuring AdvancePierre’s performance relative to that of its competitors, in communications with its board of directors concerning its operating performance and in evaluating acquisition opportunities. In addition, targets for Adjusted EBITDA are among the measures AdvancePierre uses to evaluate management’s performance for purposes of determining their compensation.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, the most directly comparable measure calculated and presented in accordance with GAAP. Because of these limitations, investors should rely primarily on the most directly comparable measure calculated and presented in accordance with GAAP and use non-GAAP financial measures only as a supplement. In evaluating non-GAAP financial measures, investors should be aware that in the future AdvancePierre may incur expenses similar to those for which adjustments are made in calculating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should not be considered as a measure of discretionary cash available to AdvancePierre to invest in the growth of its business.

Reconciliations from net income to Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are included in the tables below for the first quarter of 2017 and 2016.

Conference Call

The Company will not host a conference call in conjunction with this release.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc., headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2016 and approximately 4,500 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches (such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers); sandwich components (such as flame-grilled hamburger and chicken patties, and Philly steaks); and other entrées and snacks (such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites).

Forward-Looking Statements

This report contains “forward-looking statements.” The words “estimates,” “expects,” “contemplates”, “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements and not historical facts. The forward-looking statements are based upon the Company’s current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Actual results may vary materially from what is expressed in or indicated by the forward-looking statements as a result of various factors, some of which are beyond the Company’s control, including but not limited to: competition, disruption of the Company’s supply chain, the loss of or reduced purchasing by any of the Company’s major customers, increases in the prices of raw materials, deterioration of general economic conditions, changes in consumer eating habits, potential product liability claims and inadequacy of insurance and indemnification agreements in covering any successful claims, adverse publicity, exposure to legal proceedings or other claims, claims regarding the Company’s intellectual property rights or termination of the Company’s material licenses, failure to comply with government contracts or applicable laws and regulations, failure to comply with governmental and environmental regulations, labor disruptions, failure to retain members of the Company’s senior management team, inability to identify, complete and integrate acquired businesses, inability to realize anticipated cost savings or incurrence of additional costs in efforts to realize such cost savings, breaches of data security, disruptions in the Company’s information technology systems, the impact of the Company’s high level of indebtedness, and Oaktree’s control of the Company, and the other risks and uncertainties detailed in the Company’s periodic reporting, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any subsequent quarterly reports on Form 10-Q. The Company does not undertake any obligation to update any forward-looking statement except as required by law.

For Further Information:

Investors

John W. Morgan, 513-372-9338

AdvancePierre Foods Holdings, Inc.

Vice President, Investor Relations

John.Morgan@advancepierre.com

Media

Laura Phillips, 513-381-8347

Vehr Communications

lphillips@vehrcommunications.com

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	First Quarter Ended
	April 1,	April 2,
	2017	2016

Net sales	$402,729	$394,495
Cost of goods sold	269,069	270,104
Distribution expenses	26,200	24,200

Gross profit	107,460	100,191
Selling, general and administrative expenses	53,441	54,396
Other (income) expense, net	(6,672)	1,985

Operating income	60,691	43,810
Interest expense:
Third party interest	12,548	22,466
Related party interest	825	754
Amortization of debt issuance costs and original issue discount	566	2,587

Income before income tax provision	46,752	18,003
Income tax provision	18,544	1,439

Net income	$28,208	$16,564

Net income per common share
Weighted average common shares outstanding—basic	78,126	66,025
Net income per common share—basic	$0.36	$0.25
Weighted average common shares outstanding—diluted	78,173	66,881
Net income per common share—diluted	$0.36	$0.25

Adjusted EBITDA	$75,840	$68,824
Adjusted Net Income	$24,266	$23,031
Adjusted Net Income per Common Share - diluted	$0.31	$0.34

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	April 1,	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$114,058	$104,440
Accounts receivable, net of allowances of $442 and $291 at April 1, 2017 and December 31, 2016, respectively	95,553	82,458
Inventories	179,720	165,626
Donated food value of USDA commodity inventory	46,951	45,022
Prepaid expenses and other current assets	10,852	12,111

Total current assets	447,134	409,657
Property, plant and equipment, net	262,701	257,300

Other Assets
Goodwill	330,393	330,393
Other intangibles, net	234,983	242,537
Deferred tax asset	-	2,707
Other	4,584	4,417

Total other assets	569,960	580,054

Total assets	$1,279,795	$1,247,011

Liabilities and Stockholders’ Deficit
Current Liabilities:
Current maturities of long-term debt	$475	$274
Liabilities under tax receivable agreement - current portion	35,793	35,793
Trade accounts payable	68,744	57,374
Accrued payroll and payroll taxes	15,896	27,539
Accrued interest	9,586	1,791
Accrued promotion and marketing	31,025	33,212
Accrued obligations under USDA commodity program	46,084	44,937
Other accrued liabilities	21,155	23,773

Total current liabilities	228,758	224,693
Noncurrent liabilities:
Long-term debt, net of current maturities (including related party debt)	1,079,782	1,078,657
Liabilities under tax receivable agreement, net of current portion	218,362	218,362
Deferred tax liability	10,968	-
Other long-term liabilities	23,057	26,501

Total liabilities	1,560,927	1,548,213

Stockholders’ Deficit:
Common stock—$0.01 par value, 500,000 shares authorized; 78,183 and 78,079 issued at April 1, 2017 and December 31, 2016, respectively	783	781
Additional paid-in capital	17,056	12,323
Stockholder notes receivable	(721)	(902)
Accumulated deficit	(298,250)	(313,404)

Total stockholders’ deficit	(281,132)	(301,202)

Total liabilities and stockholders’ deficit	$1,279,795	$1,247,011

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Cash flows from operating activities
Net income	$28,208	$16,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization charges	16,532	15,808
Deferred income tax provision	13,758	1,013
Stock-based compensation expense	5,151	2,739
Amortization of debt issuance costs and original issue discount	566	2,587
Contingent consideration fair value adjustment	(6,582)	-
Other changes in operating assets and liabilities	(18,427)	1,702
Other	254	(280)

Net cash provided by operating activities	39,460	40,133

Cash flows used in investing activities
Purchases of property, plant and equipment	(12,329)	(9,762)

Net cash used in investing activities	(12,329)	(9,762)

Cash flows used in financing activities
Repayments of term loans and capital leases	(178)	(3,294)
Borrowings on revolving line of credit, net	-	185
Repayments of other long-term liabilities	(3,906)	(6,558)
Dividends and dividend equivalents	(12,712)	-
Other, net	(717)	1,689

Net cash used in financing activities	(17,513)	(7,978)

Net increase in cash and cash equivalents	9,618	22,393
Cash and cash equivalents, beginning of period	104,440	4,505

Cash and cash equivalents, end of period	$114,058	$26,898

AdvancePierre Foods Holdings, Inc.

Segment Data (Unaudited)

(In thousands, except for percent amounts)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Net sales
Foodservice	$217,406	$216,040
Retail	107,531	105,899
Convenience	53,827	53,023
Industrial	23,965	19,533

	$402,729	$394,495

Operating income
Foodservice	$40,992	$37,448
Retail	10,987	9,104
Convenience	10,074	8,750
Industrial	1,704	513
Unallocated corporate expenses, net	(3,066)	(12,005)

	$60,691	$43,810

Change in Net Sales for First Quarter	Due to Changes in:
ended April 1, 2017	Acquisitions	Volume	Mix	Pricing	Total

Foodservice	5.2%	0.5%	-0.8%	-4.3%	0.6%
Retail	0.1%	0.3%	0.5%	0.6%	1.5%
Convenience	0.5%	0.8%	1.5%	-1.3%	1.5%
Industrial	12.3%	6.1%	6.1%	-1.8%	22.7%

	3.6%	0.8%	0.2%	-2.5%	2.1%

Memo: Core Segments	3.1%	0.5%	-0.1%	-2.5%	1.0%

AdvancePierre Foods Holdings, Inc.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

(In thousands)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Net income	$28,208	$16,564
Interest expense	13,939	25,807
Income tax provision	18,544	1,439
Depreciation and amortization expense	16,532	15,808

EBITDA	77,223	59,618
Restructuring expenses (a)	-	12
Non-cash stock based compensation expense (b)	5,151	2,739
Contingent consideration fair value adjustment (c)	(6,582)	-
Sponsor fees and expenses (d)	-	4,201
Merger and acquisition expenses and public filing expenses (e)	731	1,928
Other	(683)	326

Adjusted EBITDA	$75,840	$68,824

(a)	Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and implementation of the APF Way.

(b)	Employee stock and option grants, which we expense over the vesting period, based on the fair value of the award on the date of the grant or any subsequent modification date.

(c)	Adjustment relating to an earn-out amount that was recorded in connection with the acquisition of Landshire.

(d)	Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our pre-IPO stockholders.

(e)	Certain public filing expenses.

AdvancePierre Foods Holdings, Inc.

Reconciliation of Adjusted Net Income to Net Income

(In thousands, except per share amounts)

	First Quarter Ended
	April 1,	April 2,
	2017	2016
Net income	$28,208	$16,564
Restructuring expenses (a)	-	12
Contingent consideration fair value adjustment (b)	(6,582)	-
Sponsor fees and expenses (c)	-	4,201
Merger and acquisition expenses and public filing expenses (d)	731	1,928
Other	(683)	326
Tax effect of the above adjustments (e)	2,592	-

Adjusted Net Income	$24,266	$23,031

Adjusted Diluted Net Income per Share	$0.31	$0.34

(a)	Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and implementation of the APF Way.

(b)	Adjustment relating to an earn-out amount that was recorded in connection with the acquisition of Landshire.

(c)	Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our pre-IPO stockholders.

(d)	Certain public filing expenses.

(e)	For 1st Quarter 2017, the tax effect was computed using a tax rate of 39.7%, the effective tax rate for 1st Quarter 2017. For 1st Quarter 2016, the estimated tax effect of the adjustments was insignificant as the release of the valuation allowance in Fiscal 2016 resulted in no change to Adjusted Net Income with or without these adjustments. If not for the valuation allowance, these adjustments would be tax effected at the approximate blended tax rate of 39.0%.